Exhibit 21.1

Subsidiaries of LBI Media Holdings, Inc.1

LBI Media, Inc.

Liberman Television, Inc.

Liberman Broadcasting, Inc.

LBI Radio License Corp.

KRCA License Corp.

KRCA Televison, Inc.

Empire Burbank Studios, Inc.

KZJL License Corp.

Liberman Television of Houston, Inc.

Liberman Broadcasting of Houston, Inc.

Liberman Broadcasting of Houston License Corp.

Liberman Television of Dallas, Inc.

Liberman Television of Dallas License Corp.

[1]	All of our subsidiaries conduct business under their respective legal names as stated above. All of our subsidiaries listed above are incorporated in the State of California.